Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the following documents of our report dated October 31, 2012 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q for the period ended September 30, 2012:

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Registration Statement (Form S-8 No. 333-174840) pertaining to the PrivateBancorp, Inc. 2011 Incentive Compensation Plan, PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan, PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan, PrivateBancorp, Inc. Incentive Compensation Plan, PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and PrivateBancorp, Inc. Deferred Compensation Plan,

•	Registration Statement (Form S-8 No. 333-166070) pertaining to the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan,

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Registration Statement (Form S-3 No. 333-174842) relating to the registration of debt securities, preferred stock, common stock, warrants, depository shares, purchase contracts, and units, and the related Prospectus and Prospectus Supplements, and

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Registration Statement (Form S-3 No. 333-184372) relating to the registration of debt securities, preferred stock, common stock, warrants, depository shares, purchase contracts, and units, and the related Prospectus and Prospectus Supplements.

/s/ Ernst & Young
ERNST & YOUNG LLP

Chicago, Illinois
October 31, 2012